Exhibit 10.1

INTELLECTUAL PROPERTY PURCHASE AGREEMENT

By and among

Algo Markets Limited., Labuan, Malaysia wholly owned Subsidiary of Clone Algo pte Ltd, Singapore

And

Dragon Malaysia Limited, Labuan, Malaysia

Dated as of March 10, 2014

ARTICLE IX INDEMNIFICATION PROVISIONS		9
Section 9.1	Seller’s Indemnification Obligation.	9
Section 9.2	Buyer’s Indemnification Obligation.	9
Section 9.3	Procedures for Indemnification for Third Party Claims.	9
Section 9.4	Indemnification Limitations.	9
Section 9.5	Exclusive Remedy.	10

INTELLECTUAL PROPERTY PURCHASE AGREEMENT

INTELLECTUAL PROPERTY PURCHASE AGREEMENT, dated as of March 11, 2014 (this “Agreement”), by and among Dragon Malaysia Limited. A Labuan, Malaysia Limited Liability company (“Seller”), Algo Markets Limited, a Labuan, Malaysia Limited Liability Company (“Buyer”), are referred to collectively herein as the “Parties.”

WHEREAS, Seller is engaged in the business of marketing and selling of Clone Algo Mobile App and Risk Management Systems under the trade name “CLONE ALGO” (the “Business”); and

WHEREAS, Buyer desires to buy, and Seller desires to sell, the Assets (as defined below) upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing, of the mutual covenants and agreements herein contained and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

PURCHASE AND SALE OF ASSETS

Section 1.1 Purchase and Sale of Assets.

On and subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase and acquire from Seller, free and clear of all Encumbrances (other than Permitted Encumbrances), all of Seller’s right, title and interest, as of the Closing, in and to the following assets, properties and rights (collectively, the “Purchased Assets”):

(a) The CLONE ALGO Trademark and the CLONE ALGO Domain Name (collectively, the “Conveyed Intellectual Property”); and

(b) All of the goodwill relating to the Purchased Assets.

(c) Clone Algo Mobile APP complete with manuals,

(d) Clone Algo Mobile App Source codes

(e) Clone Algo Mobile App Risk Management Systems

(f) Clone Algo Cloning Platform and software licences

(g) 18 Servers loaded with ancillary software’s and programs for back office and operational management

Section 1.2 Excluded Liabilities.

Buyer will not assume any liability or obligation of Seller in connection with Buyer’s purchase of the Purchased Assets pursuant to this Agreement.

Section 1.3 Purchase Price.

In consideration for the sale by Seller of the Purchased Assets to Buyer, at the Closing, Buyer shall pay to Seller cash in the amount of ONE HUNDRED AND TWENTY EIGHT MILLION DOLLARS ($128,000,000.00) (the “Purchase Price”), by wire transfers of immediately available funds to the account or accounts designated in writing by Seller as per the following schedule  ($8,000,000) Dollar Eight Million by 30th April 2014 and the remaining( US$ 120,000,000) dollar One Hundred Twenty Million in Sixty equal monthly instalments of Dollar Two Million each starting 30th May 2014.

Section 1.4 Earn out Amount

Earn out means an amount in cash equal to the amount determined pursuant to one, but only one, of the following clauses (a) through (c):

(a) If in any 12 months period 1st April to 31st March EBITDA is equal to or the Earn out Period is equal to or less than $10,000,000, Zero Dollars;

(b) If in any 12 months period 1st April to 31st March  EBITDA is equal to or the Earn out Period is greater than $10,000,000 but less than $40,000,000, an amount equal to $25,000,000 plus the product of (X) 2.5 and (Y) the amount by which EBITDA exceeds $10,000,000;

(c) If in any 12 months period 1st April to 31st March EBITDA is equal to or the Earn out Period is equal to or greater than $40,000,001, an amount equal to $50,000,000  plus the product of (X) 2.5 and (Y) the amount by which EBITDA exceeds $40,000,001;

Earn out Period means a period of 10 years calendar period beginning on April 1, 2014 and ending on March 31, 2023. Earn out will be settled on a yearly basis.

Section 1.4 Closing Transactions.

(a) Closing. Unless this Agreement shall have been terminated in accordance with Section 8.1, and subject to the satisfaction or, if permissible, waiver of the conditions set forth in Article VII, the closing of the Transactions (the “Closing”) will take place at 10:00 a.m., Singapore City time, on 10th March 2014 (the “Closing Date”), if permissible, waiver of the conditions set forth in Article VII (other than those that by their terms are to be satisfied or waived at the Closing), at the offices of Clone Algo Pte Ltd, 1 Changi North Street 1, Singapore 489789 unless another time, date or place is agreed to in writing by the Parties.

(b) Actions and Deliveries by Seller. On receipt of the initial $ 8 million payment but not later than 30th April 2014, Seller shall deliver to Buyer:

(i) a trademark assignment agreement in the form of Exhibit A dated the Closing Date and duly executed by Seller, assigning all of Seller’s right, title and interest in and to the CLONE ALGO Trademark to Buyer (the “Trademark Assignment Agreement”);

(ii) a domain name assignment agreement in the form of Exhibit B dated the Closing Date and duly executed by Seller, assigning all of Seller’s right, title and interest in and to the CLONE ALGO Domain Name to Buyer (the “Domain Name Assignment Agreement”);

(iii) The certificates and documents required to be delivered by Seller pursuant to Sections 7.1 and 7.2; and

(iv)  all such other instruments of assignment and transfer as are reasonably required to effect the transfer to Buyer of all of Seller’s right, title and interest in and to the Purchased Assets in accordance with this Agreement, in form and substance reasonably satisfactory to Buyer.

(c) Actions and Deliveries by Buyer. At the Closing, Buyer shall deliver to Seller:

(i) the Purchase Price specified in Section 1.3 above; and

(ii) the certificates and documents required to be delivered by Buyer pursuant to Sections 7.1 and 7.3.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer that, except as set forth in the disclosure schedule delivered by Seller to Buyer and attached hereto and made a part hereof (the “Seller Disclosure Schedule”):

Section 2.1 Organization.

Seller is duly incorporated, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted.

Section 2.2 Authority Relative to this Agreement and Related Matters.

Seller has all necessary corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby (the “Transactions”) have been duly authorized by all necessary corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller and, assuming the due authorization, execution and delivery hereof by Buyer and  constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 2.3 No Conflict; Required Filings and Consents.

The execution and delivery of this Agreement by Seller do not, and the consummation by Seller of the Transactions will not, (a) conflict with or violate the certificate of incorporation or bylaws, each as amended to date, of Seller, (b) conflict with or violate any Law or Order applicable to Seller or by which Seller or any of its properties is bound, (c) result in a breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give rise to any right of termination, acceleration or cancellation under, or result in the creation of an Encumbrance on any of the Purchased Assets pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license or other instrument or obligation to which Seller is a party or by which Seller or any of its properties is bound, or (d) require Seller to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Authority, except (i) as set forth in Section 2.3 of the Seller Disclosure Schedule, or (ii) for any filings required pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”).

Section 2.4 Absence of Litigation.

Except as disclosed in Section 2.4 of the Seller Disclosure Schedule, as of the date hereof, (a) there is no private or governmental action, suit, proceeding, litigation, arbitration or investigation (“Action”) pending or, to the knowledge of Seller, threatened against Seller before any Governmental Authority that, if adversely determined, would prohibit, prevent, enjoin, restrict or materially impair or delay any of the Transactions, and (b) there is no legally binding judgment, decree, order, injunction, decision or award of any Governmental Authority (“Order”) against Seller that would prohibit, prevent, enjoin, restrict or materially impair or delay any of the Transactions.

Section 2.5 Conveyed Intellectual Property.

Section 2.5 of the Seller Disclosure Schedule sets forth a list of all registrations and applications for registration in respect of the Conveyed Intellectual Property. Except as set forth in Section 2.5 of the Seller Disclosure Schedule, Seller owns (beneficially and of record) all right, title and interest in and to all Conveyed Intellectual Property, free and clear of all Encumbrances, other than Permitted Encumbrances. Except as set forth in Section 2.5 of the Seller Disclosure Schedule, all of the trademark applications within the Conveyed Intellectual Property have been duly filed in the jurisdiction named in each such application, are being actively prosecuted and have not been abandoned or allowed to lapse. The CLONE ALGO Domain Name has been validly registered with an authorized domain name registrar and the registration therefor is current through the Closing Date. Except as set forth in Section 2.5 of the Seller Disclosure Schedule, there is no Action that is pending or, to the knowledge of Seller, threatened that challenges the rights of Seller in respect of any Conveyed Intellectual Property or the validity, enforceability or effectiveness thereof. Seller has not received any written communication alleging that the Business has infringed the Intellectual Property rights of any third party and there are no Actions that are pending or, to the knowledge of Seller, threatened against Seller with respect thereto. Except as set forth in Section 2.5 of the Seller Disclosure Schedule, to the knowledge of Seller, there is no unauthorized use, infringement or misappropriation of the Conveyed Intellectual Property by any third party and there is no Action that is pending or threatened by Seller with respect thereto. Notwithstanding anything to the contrary, this representation shall not limit or restrict the transfer to Buyer pursuant to this Agreement of all right, title and interest in and to (i) the Conveyed Intellectual Property owned by Seller throughout the world and (ii) any internet domain names associated with the CLONE ALGO Trademark owned by Seller; provided, however, that Seller does not represent, warrant or covenant that any rights in or to the Conveyed Intellectual Property exist anywhere outside of the United States of America or that Seller has any right, title or interest in or to any internet domain names associated with the CLONE ALGO Trademark, other than the CLONE ALGO Domain Name.

Section 2.6 Data.

As of the Closing, as among the Parties, each of Seller, and Buyer will have unrestricted rights to sell, rent, send communications to customers whose information is included in, and otherwise use the Data, without notification to, consent of, or payment of any further consideration (other than pursuant to any agreement or arrangement negotiated between Seller and any third party to whom Buyer transfers the Data, or any parent entity of such third party), in all such cases subject to applicable Law, consumer opt-ins and opt-outs, and applicable privacy and usage policies.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller that, except as set forth in the disclosure schedule delivered by Buyer to Seller and attached hereto and made a part hereof (the “Buyer Disclosure Schedule”):

Section 3.1 Organization.

Buyer is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has the requisite limited liability company power and authority to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted.

Section 3.2 Authority Relative to this Agreement and Related Matters.

Buyer has all necessary corporate or limited liability company power and authority, as the case may be, to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery by Buyer of this Agreement and the consummation by Buyer of the Transactions have been duly authorized by all necessary corporate or limited liability company (as applicable) action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and, assuming the due authorization, execution and delivery hereof by Seller, constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 3.3 No Conflict; Required Filings and Consents.

The execution and delivery of this Agreement by Buyer do not, and the consummation of the Transactions will not, (a) conflict with or violate the organizational or governing documents of Buyer , (b) conflict with or violate any Law or Order applicable to Buyer or by which Buyer or any of their respective properties is bound, (c) result in a breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give rise to any right of termination, acceleration or cancellation under, any note, bond, mortgage, indenture, contract, agreement, lease, license or other instrument or obligation to which Buyer is a party or by which Buyer or any of their respective properties is bound, or (d) require Buyer to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Authority, except (i) as set forth in Section 3.3 of the Buyer Disclosure Schedule, or (ii) for any filings required pursuant to the Exchange Act.

Section 3.4 Absence of Litigation.

Except as disclosed in Section 3.4 of the Buyer Disclosure Schedule, as of the date hereof, (a) there is no Action pending or, to the knowledge of Buyer, threatened against Buyer before any Governmental Authority that, if adversely determined, would prohibit, prevent, enjoin, restrict or materially impair or delay any of the Transactions, and (b) there is no Order against Buyer that would prohibit, prevent, enjoin, restrict or materially impair or delay any of the Transactions.

ARTICLE IV

COVENANTS OF SELLER

Section 4.1 Conduct of Seller Pending the Closing.

Seller shall not, between the date of this Agreement and the Closing Date or the earlier termination of this Agreement, do or agree to do any of the following without the prior written consent of Buyer:

(a) take or fail to take, or agree to take or fail to take, any action which would make any representation or warranty made by Seller herein untrue or incorrect in any material respect;

(b) sell, lease, license, encumber, transfer or otherwise dispose of any Purchased Assets; and

(c) agree to do any of the foregoing.

Section 4.2 Notification of Certain Events.

Seller shall give prompt notice to Buyer if any of the following occurs after the date of this Agreement: (i) there has been a material failure of Seller to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; (ii) receipt by Seller of any material notice or other communication from any Governmental Authority in connection with the Transactions; (iii) the occurrence of an event which would cause a condition in Section 7.2 not to be satisfied; or (iv) the commencement or threat, in writing, of any Action against Seller, or any of its properties, with respect to the Transactions and/or any of the Purchased Assets. No such notice to Buyer shall have any effect on the determination of whether or not any of the conditions to Closing or to the consummation of the Transactions have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

ARTICLE V

COVENANTS OF BUYER

Section 5.1 Representations and Warranties.

Buyer covenants and agrees that, except as otherwise contemplated by this Agreement or unless Seller shall give its prior written consent, Buyer shall not, between the date of this Agreement and the Closing Date or the earlier termination of this Agreement, take or fail to take, or agree to take or fail to take, any action which would make any representation or warranty made by Buyer herein untrue or incorrect in any material respect.

Section 5.2 Notification of Certain Events.

Buyer shall give prompt notice to Seller if any of the following occurs after the date of this Agreement: (i) there has been a material failure of Buyer to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; (ii) receipt by Buyer of any material notice or other communication from any Governmental Authority in connection with the Transactions; (iii) the occurrence of an event which would cause a condition in Section 7.3 not to be satisfied; or (iv) the commencement or threat, in writing, of any Action against Buyer, or any of its properties, with respect to the Transactions. No such notice to Seller shall have any effect on the determination of whether or not any of the conditions to Closing or to the consummation of the Transactions have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

ARTICLE VI

ADDITIONAL AGREEMENTS OF THE PARTIES

Section 6.1 Commercially Reasonable Efforts.

(a) Upon the terms and subject to the conditions hereof, each of the Parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Transactions and to vest in Buyer (and any transferee of Buyer) good and marketable title to the Conveyed Intellectual Property, including obtaining all consents, waivers, authorizations and approvals from Governmental Authorities and other third parties required for the consummation of the Transactions.

(b) From time to time after the Closing, at the request of Buyer (or any transferee of Buyer) and at such requesting party’s expense, and without further consideration, Seller agrees on its own behalf, as well as on behalf of its subsidiaries, affiliates, successors, assigns and legal representatives, to execute and deliver to Buyer any further documents or instruments and perform any further acts that may reasonably be deemed necessary or desirable by Buyer to vest, record, perfect, support and/or confirm the rights herein conveyed, or intended so to be, to Buyer (and any transferee of Buyer) with respect to the Conveyed Intellectual Property, including without limitation such assignments, agreements and limited powers of attorney as may be needed for recording or effectuating the transfer of the Conveyed Intellectual Property in the United States. Nothing herein shall be deemed a waiver by Buyer of its right to receive at the Closing an effective assignment of such rights by Seller as otherwise set forth in this Agreement. Without limiting the generality of the foregoing, Seller shall execute and deliver to Buyer or obtain for delivery to Buyer, at the request of Buyer and at its expense, and without further consideration, any documents required to update record title to the owned Conveyed Intellectual Property to reflect Buyer (and any transferee of Buyer) as the record owner in each jurisdiction in which such Conveyed Intellectual Property exists. At the request of Buyer and at its expense, and without further consideration, Seller shall reasonably cooperate with Buyer (and any transferee of Buyer) in connection with the registration of the Conveyed Intellectual Property in jurisdictions outside of the United States.

(c) From time to time after the Closing, at the request of Buyer and at its expense, and without further consideration, Seller shall assist Buyer (and any transferee of Buyer) as Buyer may reasonably require in connection with the defense or prosecution of any claim by or against any third party with respect to the ownership, validity, enforceability, infringement or other violation of or by the Conveyed Intellectual Property.

Section 6.2 Public Announcements.

Each of the Parties agrees that no press release or announcement concerning this Agreement or the Transactions shall be issued by it or any of its Affiliates without the prior consent of the other Party (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case such Party shall use its commercially reasonable efforts to allow the other Party reasonable time to comment on such release or announcement in advance of such issuance.

ARTICLE VII

CONDITIONS TO THE CLOSING

Section 7.1 Conditions to Obligations of Each Party.

The respective obligations of each Party to consummate the Transactions shall be subject to the satisfaction or waiver (where permissible), on or prior to the Closing Date, of each of the following conditions:

(a) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) that is then in effect and has the effect of making the Transactions illegal or otherwise preventing or prohibiting consummation of the Transactions.

(b) The closing under the Asset Purchase Agreement, dated as of the date hereof, by and among Buyer, Algo Markets limited. (the “Asset Purchase Agreement”) shall have occurred. Notwithstanding the foregoing, the Closing under this Agreement shall be deemed to occur immediately prior to the closing under the Asset Purchase Agreement.

Section 7.2 Additional Conditions to Obligations of Buyer.

The obligation of Buyer to consummate the Transactions shall also be subject to the satisfaction or waiver (where permissible), on or prior to the Closing Date, of each of the following conditions:

(a) The representations and warranties of Seller set forth in Article II of this Agreement (i) that are qualified by the words “material” or “material adverse effect” shall be true and correct in all respects on and as of the Closing Date as if made on and as of such date and (ii) that are not so qualified shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date, except in any such case (x) for changes contemplated by this Agreement and by the Seller Disclosure Schedule, and (y) to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall remain true and correct (in all material respects, as the case may be) as of such date.

(b) Seller shall in all material respects have performed or complied with each obligation and covenant to be performed or complied with by Seller hereunder on or prior to the Closing Date, including the deliveries under Section 1.4(b).

(c) Buyer shall have received a certificate of Seller, dated the Closing Date, signed by an officer of Seller, to the effect that the conditions specified in Sections 7.2(a) and (b) have been satisfied.

Section 7.3 Additional Conditions to Obligations of Seller.

The obligation of Seller to consummate the Transactions shall also be subject to the satisfaction or waiver (where permissible), on or prior to the Closing Date, of each of the following conditions:

(a) The representations and warranties of Buyer set forth in Article III of this Agreement (i) that are qualified by the words “material” or “material adverse effect” shall be true and correct in all respects on and as of the Closing Date as if made on and as of such date and (ii) that are not so qualified shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date, except in any such case (x) for changes contemplated by this Agreement and by the Buyer Disclosure Schedule, and (y) to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall remain true and correct (in all material respects, as the case may be) as of such date.

(b) Buyer shall in all material respects have performed or complied with each obligation and covenant to be performed or complied with by it hereunder on or prior to the Closing Date, including the deliveries under Section 1.4(c).

(c) Seller shall have received a certificate of Buyer, dated the Closing Date, signed by an executive officer of Buyer, to the effect that the conditions specified in Sections 7.3(a) and (b) have been satisfied.

ARTICLE VIII

TERMINATION

Section 8.1 Termination.

This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing Date:

(a) By mutual written consent of Buyer and Seller;

(b) by either Seller or Buyer, if the Closing shall not have occurred on or before March 10, 2014 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any Party whose failure to fulfil any obligation under this Agreement has been the cause of, or resulted in, the failure of the Transactions to be consummated on or before the Outside Date;

(c) by either Seller or Buyer if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order that is, in each case, then in effect and is final and non-appealable and has the effect of making the Transactions illegal or otherwise preventing or prohibiting consummation of the Transactions; provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any Party whose failure to fulfil any obligation under this Agreement has been the cause of, or resulted in, any such Law or Order to have been enacted, issued, promulgated, enforced or entered;

(d) by Buyer (if Buyer is not in material breach of any of its representations, warranties, covenants or agreements under this Agreement), if there has been a breach by Seller of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of Seller shall have become inaccurate, in either case that would result in a failure of a condition set forth in Section 7.2(a) or 7.2(b) (a “Terminating Seller Breach”); provided, that if such Terminating Seller Breach is reasonably curable by Seller, within 30 days after Seller has received written notice from Buyer of such Terminating Seller Breach, through the exercise of its commercially reasonable efforts and for as long as Seller continues to exercise such commercially reasonable efforts, Buyer may not terminate this Agreement under this Section 8.1(d) until the earlier of the expiration of such 30-day period and the Outside Date;

(e) by Seller (if Seller is not in material breach of any of its representations, warranties, covenants or agreements under this Agreement), if there has been a breach by Buyer of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of Buyer shall have become inaccurate, in either case that would result in a failure of a condition set forth in Section 7.3(a) or 7.3(b) (a “Terminating Buyer Breach”); provided, that if such Terminating Buyer Breach is reasonably curable by Buyer, within 30 days after Buyer has received written notice from Seller of such Terminating Buyer Breach, through the exercise of its commercially reasonable efforts and for as long as Buyer continues to exercise such commercially reasonable efforts, Seller may not terminate this Agreement under this Section 8.1(e) until the earlier of the expiration of such 30-day period and the Outside Date; and

(f) by either Buyer or Seller if the Asset Purchase Agreement has been terminated in accordance with its terms.

Section 8.2 Effect of Termination.

In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void, and there shall be no liability on the part of any Party hereto or any of their respective Affiliates or the directors, officers, partners, members, managers, employees, agents or other representatives of any of them, and all rights and obligations of each Party hereto shall cease, except that nothing herein shall relieve any Party from liability for any willful breach of this Agreement. Without limiting the foregoing, Section 6.2, this Section 8.2 and Article X shall survive the termination of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, nothing shall limit or prevent any Party from exercising any rights or remedies it may have under Section 10.9 hereof in lieu of terminating this Agreement pursuant to Section 8.1.

ARTICLE IX

INDEMNIFICATION PROVISIONS

Section 9.1 Seller’s Indemnification Obligation.

Seller agrees that, from and after the Closing, it shall indemnify, defend and hold harmless Buyer, its officers, directors, Affiliates, partners, members, managers, employees, agents and other representatives (“Buyer Indemnified Parties”) from and against any damages, claims, losses, liabilities, costs and expenses (including, without limitation, reasonable attorneys’ fees) (each, a “Liability” and, collectively, “Liabilities”) incurred by any of the foregoing Persons arising out of (a) any inaccuracy or breach of any representation or warranty of Seller contained in Article II of this Agreement, (b) any breach of any covenant or agreement of Seller contained in this Agreement or (c) any use by Seller, its Affiliates or their respective licensees (other than  Buyer) of the CLONE ALGO Domain Name or the CLONE ALGO Trademark prior to the Closing, including, without limitation, any claims of infringement relating thereto.

Section 9.2 Buyer’s Indemnification Obligation.

Buyer agrees that, from and after the Closing, it shall indemnify, defend and hold harmless Seller, its officers, directors, Affiliates, partners, members, managers, employees, agents and other representatives (“Seller Indemnified Parties”) from and against any Liabilities incurred by any of the foregoing Persons arising out of (a) any inaccuracy or breach of any representation or warranty of Buyer contained in Article III of this Agreement, (b) any breach of any covenant or agreement of Buyer contained in this Agreement, or (c) any use by Buyer, its Affiliates or their respective licensees of the CLONE ALGO Domain Name or the CLONE ALGO Trademark after the Closing, including, without limitation, any claims of infringement relating thereto.

Section 9.3 Procedures for Indemnification for Third Party Claims.

For purposes of this Article IX, any Party entitled to be indemnified under Article IX is referred to herein as an “Indemnified Party,” and any Party obligated to provide indemnification under Article IX is referred to herein as an “Indemnifying Party.” The obligations and liabilities of the Parties under this Article IX with respect to, relating to or arising out of claims of third parties (individually, a “Third Party Claim” and, collectively, the “Third Party Claims”) shall be subject to the following terms and conditions:

(a) The Indemnified Party shall give the Indemnifying Party prompt written notice of any Third Party Claim, and the Indemnifying Party may undertake the defense of that claim by representatives chosen by it and reasonably satisfactory to the Indemnified Party, provided, that, in such event, the Indemnified Party will have the right to participate in such defense through counsel of its own choice and at its own expense. Any such notice of a Third Party Claim shall identify with reasonable specificity the basis for the Third Party Claim, the facts giving rise to the Third Party Claim and the amount of the Third Party Claim (or, if such amount is not yet known, a reasonable estimate of the amount of the Third Party Claim). The Indemnified Party shall make available to the Indemnifying Party copies of all relevant documents and records in its possession. Failure of an Indemnified Party to give prompt notice shall not relieve the Indemnifying Party of its obligation to indemnify, except to the extent that the failure to so notify materially prejudices the Indemnifying Party’s ability to defend such claim against a third party.

(b) If the Indemnifying Party, within 20 days after notice from the Indemnified Party of any such Third Party Claim, notifies the Indemnified Party in writing of its election not to, or fails to, assume the defense thereof in accordance with Section 9.3(a) of this Agreement, the Indemnified Party shall have the right (but not the obligation) to undertake the defense of the Third Party Claim. Any failure on the part of the Indemnifying Party to notify the Indemnified Party within the time period provided above regarding its election shall be deemed an election by the Indemnifying Party not to assume and control the defense of the Third Party Claim.

(c) Anything in this Section 9.3 to the contrary notwithstanding, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle or compromise any Third Party Claim or consent to the entry of judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of an unconditional release from all liability in respect of the Third Party Claim. The Indemnified Party shall not, without the prior written consent (which shall not be unreasonably withheld or delayed) of the Indemnifying Party, settle, compromise or pay any Third Party Claim or consent to the entry of judgment with respect thereto.

Section 9.4 Indemnification Limitations.

(a) Time Limits On Indemnification. No claim on account of a breach or inaccuracy of a representation or warranty shall be made after the expiration of the survival periods referred to in Section 10.1 of this Agreement. Notwithstanding the foregoing, if a written claim or written notice is given under Article IX with respect to any representation or warranty prior to the expiration of its survival period, the claim with respect to such representation or warranty shall continue until such claim is finally resolved.

(b) Limitations on Damages.

(i) In no event shall Seller be liable for indemnification pursuant to Section 9.1(a) unless and until the aggregate of all Liabilities which are incurred or suffered by the Buyer Indemnified Parties exceeds $50,000 (the “Basket”), in which case the Buyer Indemnified Parties shall be entitled to indemnification for all such Liabilities including the Basket (subject to Section 9.4(b)(ii)). In no event shall Buyer be liable for indemnification pursuant to Section 9.2(a) unless and until the aggregate of all Liabilities which are incurred or suffered by the Seller Indemnified Parties exceeds the Basket, in which case the Seller Indemnified Parties shall be entitled to indemnification for all such Liabilities including the Basket (subject to Section 9.4(b)(ii)).

(ii) Notwithstanding anything to the contrary in this Agreement, (x) the maximum aggregate liability of Seller pursuant to Section 9.1(a) shall not exceed $7,500,000 and (y) the maximum aggregate liability of Buyer pursuant to Section 9.2(a) shall not exceed $7,500,000.

(iii) Notwithstanding anything to the contrary contained in this Agreement or otherwise, no Party to this Agreement shall be liable to any Indemnified Party for any special, incidental, punitive, consequential or similar damages.

(c) Waiver of Conditions. The right of an Indemnified Party to indemnification hereunder shall not be affected by any investigation conducted with respect to the accuracy of or compliance with any of the representations, warranties, covenants or obligations set forth in this Agreement. Notwithstanding the foregoing, the waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, shall negate the right to indemnification or other remedy based on such representations, warranties, covenants and obligations.

Section 9.5 Exclusive Remedy.

The remedies provided in this Article IX shall be the sole and exclusive remedies of the Parties with respect to the matters arising from or related to this Agreement or the Transactions, except that nothing herein shall prevent a Party from seeking specific performance pursuant to Section 10.9, subject to the provisions thereof, including with respect to the obligations in Section 6.1.

ARTICLE X

GENERAL PROVISIONS

Section 10.1 Survival of Representations and Warranties.

The representations and warranties made by Seller in Article II of this Agreement shall survive until the earlier of the date that is fifteen (15) months after the Closing Date, or the expiration date of any substantially similar representations and warranties with respect to the Conveyed Intellectual Property made by Buyer to any transferee of Buyer. The representations and warranties made by Buyer in Article III of this Agreement shall survive until the date that is fifteen (15) months after the Closing Date.

Section 10.2 Notices.

All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt) or (b) one Business Day following the day sent by nationally-recognized overnight courier (with written confirmation of receipt), in each case at the following addresses (or to such other address as a Party may have specified by notice given to the other Party pursuant to this provision):

(a)	if to Buyer : Algo Markets Limited 1 Changi North Street 1 Singapore 489789 Attention: General Counsel

(b)	If to Seller: Dragon (Malaysia) Ltd Level 2, lot 19 Lazenda Coomercial Center, Phase 3 87007 Labuan F.T. Malaysia Attention: KaramJit Singh

Any notice or other communication that has been given or made as of a date that is not a Business Day shall be deemed to have been given or made on the next succeeding day that is a Business Day.

Section 10.3 Headings.

The headings contained in this Agreement and the disclosure schedules are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or the disclosure schedules. Unless the context of this Agreement otherwise requires, words of any gender are deemed to include each other gender and words using the singular or plural number also include the plural or singular number, respectively.

Section 10.4 Entire Agreement.

This Agreement, together with the exhibits and schedules attached hereto, constitutes the entire agreement, and supersede all prior agreements and undertakings, both written and oral, between the Parties with respect to the subject matter hereof.

Section 10.5 Assignment: Parties in Interest.

Neither this Agreement nor any rights or obligations hereunder shall be assigned by any Party without the prior written consent of the other Party. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and its successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under this Agreement, other than Article IX hereof (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).

Section 10.6 Governing Law; Consent to Jurisdiction.

This Agreement shall be governed by, and construed in accordance with, the Laws of Labuan, Malaysia applicable to contracts executed in and to be performed entirely in that State, without regard to conflicts of Laws principles thereof to the extent that the general application of the Laws of another jurisdiction would be required thereby. The Parties hereto hereby irrevocably submit to the jurisdiction of any Labuan, Malaysia state or federal court sitting in Labuan, Malaysia, in any action or proceeding arising out of or relating to this Agreement, and the Parties hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined exclusively in such Labuan, Malaysia. The Parties hereto hereby irrevocably waive, to the fullest extent permitted by Law, any objection which they or any of them may now or hereafter have to the laying of the venue of any such action or proceeding brought in any such court, and any claim that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

Section 10.7 Counterparts.

This Agreement may be executed and delivered (including by facsimile transmission or .pdf) in one or more counterparts, and by the Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 10.8 Severability.

In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction.

Section 10.9 Specific Performance.

The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the Parties further agree that each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

Section 10.10 Fees and Expenses.

All fees, costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring the same, regardless of the termination, if any, of this Agreement pursuant to Section 8.1.

Section 10.11 Amendment.

This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by Buyer and Seller.

Section 10.12 Waiver.

At any time prior to the Closing Date, any Party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other Party hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Parties hereto. The failure of any Party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

ARTICLE XI

CERTAIN DEFINITIONS

For purposes of this Agreement, the term:

“Action” shall have the meaning ascribed to it in Section 2.4.

“Affiliate” of a Person means a Person that directly or indirectly, through one or more intermediaries, Controls, is controlled by, or is under common Control with, the first mentioned Person.

“Agreement” shall have the meaning ascribed to it in the preamble.

“Asset Purchase Agreement” shall have the meaning ascribed to it in Section 7.1(b).

“Business” shall have the meaning ascribed to it in the recitals.

“Business Day” means any calendar day which is not a Saturday, Sunday or federal holiday.

“Buyer” shall have the meaning ascribed to it in the Preamble.

“Buyer Disclosure Schedule” shall have the meaning ascribed to it in the preamble to Article III.

“CLONE ALGO Domain Name” means the domain name Clone Algo.com and the universal resource locator shop. CloneAlgo.us and any and all domain names incorporating the term CLONE ALGO or any terms confusingly similar thereto that is owned by Seller and any and all rights of renewal in and to the foregoing.

“CLONE ALGO Trademark” means trademark allocated by Intellectual Property office of Singapore Trademark application number T1400120C  with Application code CO333954Z for classes Class 9 , Class 36 & Class 42 and all of Seller’s right, title and interest in: (i) the trademark “CLONE ALGO”, including all variations thereof; all stylizations thereof; (ii) all logos and designs associated therewith; (iii) all common law rights therein; (iv) the registrations and applications for registration therefor; (v) and all past, present and future rights and forms of protection of an equivalent or similar nature having the equivalent or similar effect to any of the foregoing which may subsist anywhere in the world, together with the goodwill associated therewith, appurtenant thereto, and symbolized thereby.

“Closing” shall have the meaning ascribed to it in Section 1.4(a).

“Closing Date” shall have the meaning ascribed to it in Section 1.4(a).

“Control” (including the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

“Conveyed Intellectual Property” shall have the meaning ascribed to it in Section 1.1(a).

“Data” means all information gathered in the conduct of the Business that identifies or describes an individual or an individual’s record of behaviour or action, including without limitation, name, telephone, postal address, phone number, email, date of birth, gender, but specifically excluding credit card data, as such information exists as of the Closing Date.

“Domain Name Assignment Agreement” shall have the meaning ascribed to it in Section 1.4(b)(ii).

“Earn out Amount” means an amount in cash equal to the amount determined pursuant to one, but only one, of the following clauses (a) through (c):

(d) If in any 12 months period 1st April to 31st March EBITDA is equal to or the Earn out Period is equal to or less than $10,000,000, Zero Dollars;

(e) If in any 12 months period 1st April to 31st March  EBITDA is equal to or the Earn out Period is greater than $10,000,000 but less than $40,000,000, an amount equal to $25,000,000 plus the product of (X) 2.5 and (Y) the amount by which EBITDA exceeds $10,000,000;

(f) If in any 12 months period 1st April to 31st March EBITDA is equal to or the Earn out Period is equal to or greater than $40,000,001, an amount equal to $50,000,000  plus the product of (X) 2.5 and (Y) the amount by which EBITDA exceeds $40,000,001;

“Earn out Period” means a period of 10 years calendar period beginning on April 1, 2014 and ending on March 31, 2023. Earn out will be settled on a yearly basis.

“Encumbrance” means any charge, claim, community property interest, condition, easement, covenant, warrant, demand, encumbrance, equitable interest, lien, mortgage, option, purchase right, pledge, security interest, right of first refusal or other right of third parties or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Exchange Act” shall have the meaning ascribed to it in Section 2.3.

“Governmental Authority” means any United States federal, state or local government, governmental, regulatory or administrative authority, agency, self-regulatory body, instrumentality or commission, and any court, tribunal or judicial or arbitral body (including private bodies) and any political or other subdivision, department or branch of any of the foregoing.

“Indemnified Party” shall have the meaning ascribed to it in Section 9.3.

“Indemnifying Party” shall have the meaning ascribed to it in Section 9.3.

“Intellectual Property” means all United States and foreign intellectual property and all other similar proprietary rights, including all (i) patents and patent applications, including divisionals, continuations, continuations-in-part, reissues, re-examinations and extensions thereof and counterparts claiming priority therefrom; utility models; invention disclosures; and statutory invention registrations and certificates; (ii) registered, pending and unregistered trademarks, service marks, trade dress, logos, trade names, corporate names and other source identifiers, domain names, Internet sites and web pages; and registrations and applications for registration for any of the foregoing, together with all of the goodwill associated therewith; (iii) registered copyrights, and registrations and applications for registration thereof; rights of publicity; and copyrightable works; (iv) all inventions and design rights (whether patentable or unpatentable) and all categories of trade secrets as defined in the Uniform Trade Secrets Act, including business, technical and financial information; and (v) confidential and proprietary information, including know-how.

“Knowledge” means, with respect to Seller, the actual knowledge, with no duty to make inquiries, of one or more of the persons set forth in Section 11 of the Seller Disclosure Schedule.

“Laws” means any federal, state or local statute, law, rule, ordinance, code or regulation of any Governmental Authority.

“Liability” and, collectively, “Liabilities” shall have the meaning ascribed to it in Section 9.1.

“Order” shall have the meaning ascribed to it in Section 2.4.

“Outside Date” shall have the meaning ascribed to it in Section 8.1(b).

“Parties” shall have the meaning ascribed to it in the preamble.

“Permitted Encumbrance” means: (i) statutory liens for Taxes, assessments and governmental charges or levies not yet due and payable or that are being contested in good faith by appropriate proceedings; (ii) mechanics’, materialmen’s, carriers’, warehousemen’s or similar statutory liens for amounts not yet due or being diligently contested in good faith in appropriate proceedings; and (iii) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations.

“Person” means an individual, corporation, partnership, Limited Liability Company, association, trust, unincorporated organization or other entity.

“Purchase Price” shall have the meaning ascribed to it in Section 1.3.

“Purchased Assets” shall have the meaning ascribed to it in Section 1.1.

“Seller” shall have the meaning ascribed to it in the Preamble.

“Seller Disclosure Schedule” shall have the meaning ascribed to it in the preamble to Article II.

“Subsidiary” means any Person with respect to which a specified Person directly or indirectly (A) owns a majority of the equity interests, (B) has the power to elect a majority of that Person’s board of directors or similar governing body, or (C) otherwise has the power, directly or indirectly, to direct the business and policies of that Person.

“Tax” or “Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including: taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, equity interests, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers’ duties, tariffs and similar charges.

“Terminating Buyer Breach” shall have the meaning ascribed to it in Section 8.1(e).

“Terminating Seller Breach” shall have the meaning ascribed to it in Section 8.1(d).

“Third Party Claim” and, collectively, “Third Party Claims” shall have the meaning ascribed to it in Section 9.3.

“Trademark Assignment Agreement” shall have the meaning ascribed to it in Section 1.4(b)(i)

“Transactions” shall have the meaning ascribed to it in Section 2.2.

[Signature page follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed as of the date first written above.

Algo Markets Limited

By:	/s/ Olena Bystrova
Name:	Olena Bystrova
Title:	CEO Algo Markets Limited

Dragon ( Malaysia ) Limited

By:	/s/ KaramJit Singh
Name:	Karamjit Singh
Title:	Managing Director